Exhibit 99.1

Sapient to Acquire Integrated Marketing Agency Planning Group International; Sapient Goes Beyond Traditional Agency Boundaries to Help Clients Capitalize on Massive Shift towards Digital Media

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Dec. 12, 2005--Sapient (NASDAQ:SAPE), a business innovator, announced today it has entered into a definitive agreement to acquire Planning Group International, Inc. (PGI), a Miami-based integrated marketing agency that specializes in online, offline and multi-channel marketing strategies and programs. The acquisition, which is expected to be completed in early 2006, is subject to certain closing conditions and approvals.
    Sapient is building on its strengths in the Internet with the addition of PGI's leading digital marketing skills. PGI's broad range of services include advertising, brand development, direct marketing, data mining, paid search, and media planning and buying. Additionally, PGI provides clients with a clear understanding of the effectiveness of their media spend using BridgeTrack(R), its proprietary online marketing and analysis platform.
    Together, Sapient and PGI will help clients exploit the possibilities created by the rapid evolution of media, advertising, and technology. Internet advertising revenues increased to a record $3.1 billion in the third quarter of 2005, representing a 34 percent increase over 2004 third quarter revenues, as reported by the Interactive Advertising Bureau and PricewaterhouseCoopers.
    "Today's consumer, enabled by new devices and the Internet, is increasingly difficult to reach through traditional channels. To drive measurable value from their marketing investments, companies must connect with their audience in completely new ways," said Jerry A. Greenberg, Sapient's co-chairman and co-chief executive officer. "With the addition of PGI, we are building an innovative agency model that can help our clients truly engage this new consumer."
    Sapient selected PGI because both companies share a vision about the future of marketing and the impact it can deliver for their clients. Since its founding in 1988, PGI has had strong revenue growth from a solid client base, including CitiGroup, Burger King and Celebrity Cruise Lines. Adweek and Advertising Age magazines list PGI in their rankings of top marketing services and Internet advertising agencies, respectively.
    With the addition of PGI, Sapient is forming a new business unit, called Experience Marketing, which will be led by PGI Chief Executive Officer and Managing Partner Gaston Legorburu. Legorburu, who has been named a Sapient Senior Vice President, will report to Greenberg.
    "We've known for a long time that technology and digital media are the future of marketing. Well, the future is now, and traditional agencies are struggling to keep up with the pace of change and massive demand from sophisticated clients that want to succeed in today's multi-channel marketplace," said Legorburu. "PGI has succeeded in building the right team and model as evidenced by our growth and strong customer loyalty. With Sapient's scale and expertise in web solutions and marketing technologies, we are increasing in breadth and capabilities to offer unbeatable services and value for our clients."

    Webcast and Conference Call Information

    Sapient will host a conference call to discuss the acquisition of PGI today at 4:30 p.m. (ET), which will be broadcast live on the Internet. For webcast registration information, please go to http://www.sapient.com/about+us/investors.htm. It is advisable to register for the webcast at least 15 minutes prior to the call to download and install any necessary audio software. A re-broadcast of the call will be available from December 12th at 6:30 p.m. (ET) through December 19th at 11:59 p.m. (ET) by dialing 888-286-8010 (within the U.S.) or +1-617-801-6888 (outside the U.S.) and entering passcode 48699380 when prompted.

    About Sapient

    Sapient, a business innovator, helps clients achieve extraordinary results from their customer relationships, business operations and technology. Leveraging a unique approach, breakthrough thinking and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energy, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, Sprint Nextel, the U.S. Marine Corps, and Verizon.
    Founded in 1991, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe and India. More information about Sapient can be found at www.sapient.com

    Sapient is a registered service mark of Sapient Corporation.

    CONTACT: Sapient
             Jenny McLean, 310-264-5277
             jmclean@sapient.com
             or
             Jesse Danzig
             Cubitt Jacobs & Prosek, 212-279-3115, ext. 213 jesse@cjpcom.com